EXHIBIT 107.1

CALCULATION OF FILING FEE

Form S-8

Smith-Midland Corporation

Table 1: Newly Registered Securities

Line Item type	Security Type	Security Class Title	Fee Calculation Rule (3)	Amount Registered	Proposed Maximum Offering Price Per Unit (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $.01	Other	400,000	$22.45	$8,980,000.00	0.00008700	$781.26

	Total Offering Amounts					8,980,000.00		$781.26
	Total Fee Offsets							$0.00
	Net Fee Due							$781.26

1.

Represents the shares of common stock, par value $.01 per share (“Common Stock”), of Smith-Midland Corporation issuable pursuant to the Smith-Midland Corporation 2026 Equity Incentive Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also being registered such indeterminable number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions contained in such plan.

2.	Estimated solely for the purpose of calculating the registration fee.
3.	Computed in accordance with Rule 457(c) and 457(h), based upon the average of the high and low prices for the Common Stock reported on NASDAQ Stock Market on October 14, 2026.

Table 2: Fee Offset Claims and Sources	☑ Not Applicable

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources